UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of report (Date of earliest event reported):  October 14, 2004

Stonepath Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	011-16105	65-0867684

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Market Street, Suite 1515 Philadelphia, Pennsylvania	19103

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (215) 979-8370

(Former name or former address if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (b)      Dennis L. Pelino, formerly the Chairman and Chief Executive Officer of Stonepath Group, Inc. (the “Company”), has relinquished the role of Chief Executive Officer, but remains Chairman.

     (c)      Jason Totah, the Chief Executive Officer of the Company’s subsidiaries Stonepath Logistics International Services, Inc. (“SLIS”) and Stonepath Logistics Domestic Services, Inc. (“SLDS”), has been appointed as the Chief Executive Officer of the Company. Mr. Totah, age 44, joined SLIS in 1990 and since then has held several positions including Seattle Branch manager, Senior Vice President, Marketing, Senior Vice President of Sales and Operations, and Chief Executive Officer. Prior to joining SLIS, he worked in international logistics for Amoco Petroleum, stationed in various locations around the World. He was recently appointed as the Chief Executive Officer of SLDS.

     Robert Arovas, age 61, has been appointed as the President of Stonepath Group, Inc. (the “Company”) for a three year term commencing on October 14, 2004. From June 1999 to July 2002, Mr. Arovas was the President and Chief Executive Officer of Geologistics Corporation, a privately held global logistics provider. Prior to that, Mr. Arovas was the Executive Vice President, Chief Financial Officer of the Fritz Companies from 1997 to 1999. Earlier in his career, Mr. Arovas held executive positions at various companies, including The Pittston Company and Burlington Air Express and has a background in public accounting. Since 2002, Mr. Arovas has been on the board of directors of a privately held company, consulting and part of an acquisition group in the logistics area, among other interests.

     (d)      Mr. Arovas and the Company have not yet executed an employment agreement. The basic terms of his employment provide for a three year employment term, a base salary of $200,000 per year, and an award of options to purchase 200,000 shares of the Company’s common stock, vesting one third immediately, with the balance vesting over his three year employment term.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.

Date: October 20, 2004	By: /s/ Dennis L. Pelino
Name: Dennis L. Pelino Title: Chairman